Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated January 27, 2017, relating to the financial statements and financial highlights which appears in Center Coast MLP & Infrastructure Fund’s Annual Report on Form N-CSR for the year ended November 30, 2016.  We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 18, 2017